Exhibit 99.1

Contact:	Rick Hans
Executive Vice President,
Chief Financial Officer and Secretary
(901) 362-3733, Ext. 2232

Steve Frankel / Ed Trissel / Dan Moore
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449

FRED’S PHARMACY UNANIMOUSLY ADOPTS SHAREHOLDER RIGHTS PLAN

Board of Directors Adopts Amended and Restated Bylaws

MEMPHIS, Tenn. December 27, 2016 – Fred’s Inc. (“Fred’s Pharmacy” or the “Company”) (NASDAQ: FRED) today announced that its Board of Directors unanimously adopted a shareholder rights plan (the “Rights Plan”).

After Fred’s Pharmacy observed unusual and substantial activity in the Company’s shares, the Board unanimously adopted the Rights Plan to ensure that the Board remains in the best position to perform its fiduciary duties and enable all Fred’s Pharmacy shareholders to receive fair and equal treatment. The Rights Plan is also designed to allow all Fred’s Pharmacy shareholders to realize the long-term value of their investment by reducing the likelihood that any person or group would gain control of the Company through open market accumulation without appropriately compensating its shareholders for such control or providing the Board sufficient time to make informed judgments. The Rights Plan also ensures that certain default provisions of the Company’s credit facilities will not be triggered, causing the acceleration of certain debt maturities.

Fred’s Pharmacy’s commitment to driving shareholder value remains steadfast through a focused growth strategy relying on four key pillars: retail pharmacy expansion, specialty pharmacy, front store growth and lucrative acquisitions and partnerships. The Rights Plan will allow the Company to continue to execute on its strategy, which includes completing the proposed acquisition of 865 Rite Aid stores, subject to approval by the Federal Trade Commission, which would make Fred’s Pharmacy the third-largest drugstore chain in the nation.

Other Company initiatives include optimizing Fred’s Pharmacy’s store fleet by closing 40 underperforming stores in the first half of 2017, thereby creating a benefit to earnings of over $4 million, and upgrading the Company’s technology infrastructure, including through the rollout of new products in connection with the Company’s partnership with JDA Software Group, Inc.

While it is the Company’s policy not to comment on specific discussions with shareholders, the Company has had an ongoing dialogue with a number of shareholders and always welcomes all constructive input towards the goal of positioning Fred’s Pharmacy as a leading healthcare-focused company and enhancing shareholder value.

The Rights Plan, which was adopted by the Board following evaluation and consultation with the Company’s advisors, is similar to plans adopted by numerous publicly traded companies. It was not adopted in response to any specific takeover bid or other proposal to acquire control of the Company.

Pursuant to the Rights Plan, the Company is issuing one right for each share of common stock outstanding at the close of business on January 5, 2017.

Under the Rights Plan, the rights will generally become exercisable only if a person or group acquires beneficial ownership of 10% or more of the Company’s common stock. In that situation, each holder of a right (other than such acquiring person or group, whose rights will become void and will not be exercisable) will be entitled to purchase, at the then-current exercise price, additional shares of common stock having a market value of twice the exercise price of the right. Any existing shareholder or group that has beneficial ownership of 10% or more of the Company’s common stock will be grandfathered at its current ownership level, but the rights will become exercisable if at any time after the announcement of the Rights Plan such shareholder or group increases its ownership of the common stock.

At any time after any person or group acquires beneficial ownership of 10% or more of the Company’s Class A common stock, the Board, at its option, may exchange each right (other than rights owned by such acquiring person or group which will have become void) in whole or in part, at an exchange ratio of one share of Class A common stock per outstanding right (subject to adjustment).

The rights will expire on June 26, 2019. The Company’s Board of Directors may redeem the rights for $0.01 per right at any time before an event that causes the rights to become exercisable.

In addition to the adoption of the Rights Plan, the Board has unanimously adopted amendments to the Company’s bylaws (the “Bylaw Amendments”). These amendments include applying procedural parameters to the shareholder right to call special meetings and adding an advanced notice provision for director nominations and shareholder proposals, among others.

Further details regarding the Rights Plan and the Bylaw Amendments are contained in a Form 8-K filed by the Company with the U.S. Securities and Exchange Commission on December 27, 2016.

Vinson & Elkins L.L.P. and Baker, Donelson, Bearman, Caldwell & Berkowitz, PC are serving as legal counsel to the Company.

About Fred's Pharmacy

Fred's Pharmacy and its subsidiaries operate 647 discount general merchandise stores and three specialty pharmacy-only locations in 15 states in the southeastern United States. Included in the store count are 18 franchised locations. Also, there are 371 full service pharmacy departments located within Fred's stores, including four franchised locations. For more information about the Company, visit Fred's website at www.fredsinc.com.

Forward Looking Statements

Comments in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. A reader can identify forward-looking statements because they are not limited to historical facts or they use such words as "outlook," "guidance," "may," "should," "could," "believe," "anticipate," "plan," "expect," "estimate," "forecast," "goal," "intend," "committed," "continue," or "will likely result" and similar expressions that concern the Company's strategy, plans, intentions or beliefs about future occurrences or results. These risks and uncertainties include, but are not limited to, those associated with the Company's announced strategic plan, the success of announced acquisition activities and future growth trends in businesses acquired; general economic trends; risks related to the possibility that the transactions may not close, including because one or more closing conditions to the transactions, including certain regulatory approvals, may not be satisfied or waived, on a timely basis or otherwise, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transactions, or may require conditions, limitations or restrictions in connection with such approvals; the risk that the businesses and acquired stores, as applicable, will not be integrated successfully; the risk of litigation and/or regulatory actions related to the proposed transaction; changes in consumer demand or purchase patterns; delays or interruptions in the flow of merchandise between the Company's distribution centers and its stores or between the Company's suppliers and same; a disruption in the Company's data processing services; cyber-security threats; costs and delays in acquiring or developing new store sites; and the factors listed under "Risk Factors" in the Company's most recent Annual Report on Form 10-K and any subsequent quarterly filings on Form 10-Q filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date made. Fred's undertakes no obligation to release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.